Exhibit 4.2

Execution Version

APTARGROUP, INC.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

Second Supplemental Indenture
Dated as of November 20, 2025

to Indenture
Dated as of March 7, 2022

Establishing a series of Securities designated
4.750% Senior Notes due 2031

SECOND SUPPLEMENTAL INDENTURE, dated as of November 20, 2025 (herein called this “Second Supplemental Indenture”), between AptarGroup, Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of March 7, 2022 (hereinafter called the “Base Indenture” and, together with this Second Supplemental Indenture, the “Indenture”), to provide for the issuance from time to time in one or more series of its unsecured debentures, notes, bonds or other evidences of indebtedness (herein called the “Securities”), the form and terms of which are to be established as set forth in Sections 2.1 and 3.1 of the Base Indenture;

WHEREAS, Section 9.1(3) of the Base Indenture provides, among other things, that the Company and the Trustee may enter into one or more indentures supplemental to the Base Indenture to establish the form or terms of the Securities of any series as permitted in Sections 2.1 and 3.1 of the Base Indenture;

WHEREAS, the Company desires to create a series of the Securities to be designated the “4.750% Senior Notes due 2031” and all action on the part of the Company necessary to authorize the issuance of the Notes (as hereinafter defined) under the Base Indenture and this Second Supplemental Indenture has been duly taken; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and completed, authenticated and delivered by the Trustee as provided in the Base Indenture and this Second Supplemental Indenture, the valid and binding obligations of the Company and to constitute this Second Supplemental Indenture a valid and binding supplemental indenture and agreement according to its terms, have been done and performed.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

That in consideration of the premises and of the acceptance and purchase of the Notes by the holders thereof and of the acceptance of this trust by the Trustee, the Company covenants and agrees with the Trustee, for the equal benefit of holders of the Notes, as follows:

Article One

DEFINITIONS

Except to the extent such terms are otherwise defined in this Second Supplemental Indenture or the context clearly requires otherwise, all capitalized terms used in this Second Supplemental Indenture which are defined in the Base Indenture or the form of the Notes attached hereto as Exhibit A have the meanings assigned to them therein.

In addition, as used in this Second Supplemental Indenture, the following terms have the following meanings:

“Attributable Debt”, when used in connection with a Sale and Lease-Back Transaction, means, as of any particular time, the lesser of (a) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction and the denominator of which is the base term of such lease; and (b) the aggregate of present values (discounted at a rate per annum set forth or implicit in the terms of such lease, as determined in good faith by the Company’s Board of Directors, compounded semi-annually) of the Company’s obligations or the obligations of any Subsidiary for net rental payments during the remaining term of such lease (including any period for which such lease has been extended) (or, if earlier, the first date upon which such lease may be terminated without penalty). The term “net rental payments” under any lease of any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, the Company may elect to calculate such net rental payments as if the lease were to so terminate, in which case such net rental payments shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Below Investment Grade Rating Event” means, with respect to any Change of Control, the rating of the Notes is lowered by at least two of the three Rating Agencies so that the Notes are then rated below Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Measurement Period”) commencing on the earlier of (i) the occurrence of such Change of Control or (ii) the Company’s first public announcement of its intention to effect such Change of Control and ending 60 days following such earlier event, and the rating of the Notes is not, within the Measurement Period, subsequently upgraded by both such Rating Agencies to an Investment Grade rating; provided, however that if on such 60th day the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency, the Measurement Period will be extended to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) lowers its rating of the Notes or (y) publicly announces that it is no longer considering the Notes for possible downgrade. Notwithstanding the foregoing, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm that the reduction was the result in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). As used in this definition, the lowering of the rating of the Notes shall mean that the rating of the Notes is lowered by one or more gradations (including gradations within ratings categories as well as between categories but excluding, for the avoidance of doubt, changes in ratings outlook).

“Change of Control” means the occurrence of any one of the following:

(1)            the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the assets of its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(2)            the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)            the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock (measured by voting power rather than number of shares) of the surviving Person, or any direct or indirect parent of the surviving Person, immediately after giving effect to such transaction; or

(4)            the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction or series of related transactions effected to create a holding company for the Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction or series of related transactions, the Company becomes a direct or indirect wholly owned subsidiary of such holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the Voting Stock of such holding company, measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. For the avoidance of doubt, it is understood and agreed that no Change of Control Repurchase Event shall be deemed to have occurred with respect to the Notes in connection with any particular Change of Control unless and until such Change of Control has actually occurred.

“Consolidated Net Tangible Assets” means at any date, the total assets appearing on the Company’s most recently prepared consolidated balance sheet as of the end of a fiscal quarter, prepared in accordance with generally accepted accounting principles at the time of calculation, less (a) all current liabilities as shown on such balance sheet and (b) intangible assets.

“Fitch” means Fitch Inc. and its successors.

“Funded Indebtedness” means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

“intangible assets” means, at any date, the net book value, as shown on the Company’s most recently prepared consolidated balance sheet as of the end of a fiscal quarter, prepared in accordance with generally accepted accounting principles at the time of calculation, of all the Company’s and its Subsidiaries’ assets classified as intangible assets under generally accepted accounting principles, including: (i) goodwill; (ii) all trade names, trademarks, licenses, patents, copyrights and other like intangible assets; (iii) organizational costs; and (iv) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); but in no event shall the term “intangible assets” include product development costs.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Issue Date” means November 20, 2025.

“Lien” has the meaning specified in Section 3.1 hereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Notes” means the $600,000,000 aggregate principal amount of the Company’s 4.750% Senior Notes due 2031 originally issued under the Indenture on the Issue Date and any Additional Notes (as defined in Section 2.1 hereof).

“Permitted Liens” means:

(1)            Liens existing on the date of this Second Supplemental Indenture;

(2)            Liens on any assets of any Person existing at the time such Person becomes a Restricted Subsidiary;

(3)            Liens on any assets existing at the time of the Company’s acquisition of such assets or acquisition of such assets by a Subsidiary, or Liens to secure the payment of all or any part of the purchase price of such assets upon the Company’s acquisition of such assets or acquisition of such assets by a Subsidiary or to secure any Indebtedness incurred, assumed or guaranteed by the Company or a Restricted Subsidiary prior to, at the time of, or within 180 days after such acquisition (or in the case of real property, the completion of construction (including any improvements on an existing asset) or commencement of full operation of such asset, whichever is later) which Indebtedness is incurred, assumed or guaranteed for the purpose of financing all or any part of the purchase price thereof or, in the case of real property, construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any assets theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any real property on which the property so constructed, or the improvement, is located;

(4)            Liens in favor of the Company or any Subsidiary;

(5)            Liens securing the Notes;

(6)            Liens on any assets of a Person existing at the time such Person is merged into or consolidated with or acquired by the Company or a Subsidiary or at the time of a purchase, lease or other acquisition by the Company or a Subsidiary of the assets of such Person (or a division thereof) as an entirety or substantially as an entirety;

(7)            Liens on any of the Company’s assets or assets of a Restricted Subsidiary in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction (including the development of improvements)) of the assets subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control, industrial revenue, industrial development or similar financings);

(8)            Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or customs’ Liens and similar Liens incurred in the ordinary course of business in respect of obligations not yet due or being contested in good faith; and

(9)            any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the maximum principal amount of Indebtedness that may be incurred under the applicable agreement or credit facility providing for or evidencing such Indebtedness, or, in the case of a revolving credit facility, the maximum amount that may be drawn thereunder pursuant to binding commitments, and that such extension, renewal or replacement shall be limited to all or a part of the assets which secured the Lien so extended, renewed or replaced (plus improvements and construction on real property).

“Principal Property” means any real property or any permanent improvement thereon located within the continental United States owned by the Company or any of its Subsidiaries having a net book value, as of the date of determination, in excess of the greater of 2.0% of the Company’s Consolidated Net Tangible Assets and $50 million, other than any real property or permanent improvement thereon which, in the good-faith determination of the Company’s Board of Directors, is not material to the operation of the business conducted by the Company and its Subsidiaries, taken as a whole.

“Rating Agency” means (a) each of Moody’s, S&P and Fitch; and (b) if any of Moody’s, S&P and Fitch and, if applicable, any replacement Rating Agency ceases to rate the Notes or fails to make a rating of the Notes publicly available, a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) selected by the Company as a replacement for Moody’s, S&P, Fitch or any such replacement Rating Agency, as the case may be.

“Restricted Subsidiary” means any Subsidiary of the Company which owns a Principal Property.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and its successors.

“Subsidiary” means any Person at least a majority of whose Voting Stock is at the time directly or indirectly owned or controlled by the Company, or by one or more of the Subsidiaries, or by the Company and one or more Subsidiaries.

Article Two

TERMS AND ISSUANCE OF THE NOTES

Section 2.1.          Issue of Notes. There is hereby established, pursuant to Section 3.1 of the Base Indenture, a series of Securities, which shall be designated the “4.750% Senior Notes due 2031” and the Securities of which shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of, the Base Indenture and this Second Supplemental Indenture (including the form of the Notes attached hereto as Exhibit A). The aggregate principal amount of the Notes which may be authenticated and delivered under this Second Supplemental Indenture shall not, except as permitted by Section 3.1(2) of the Base Indenture and other provisions of the Indenture (including the immediately following sentence), exceed $600,000,000. The Company may from time to time or at any time after the Issue Date, without notice to, or the consent of, the Holders of the Notes, issue additional Securities in an unlimited aggregate principal amount under the Indenture that have the same ranking, interest rate, maturity date and other terms as the Notes issued on the Issue Date (except for the issue date and, in some cases, the public offering price, the first interest payment date and the date from which interest shall begin to accrue) (such additional Securities, the “Additional Notes”), which Additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series for all purposes of the Indenture with the Notes, including, without limitation, for purposes of waivers, amendments, and offers to purchase, provided that if any Additional Notes are not fungible with the Notes issued on the Issue Date for U.S. federal income tax purposes, such Additional Notes will have different CUSIP and ISIN number from the Notes issued on the Issue Date. No Additional Notes may be issued if an Event of Default with respect to the Notes has occurred and is continuing. The Notes shall constitute unsubordinated Securities of the Company.

Section 2.2.          Form of Notes; Incorporation of Terms. The Notes shall be issued substantially in the form of Exhibit A attached hereto, and shall be issued initially in permanent global form in the form of two Global Securities, which Global Securities or beneficial interests therein shall be exchangeable for Definitive Securities evidencing the Notes only in the circumstances provided for in Section 3.5 of the Base Indenture. The Notes may have such notations, legends or endorsements approved as to form by the Company and required, as applicable, by law, stock exchange or depository rule, agreements to which the Company is subject and/or usage. The terms of the Notes set forth in Exhibit A are herein incorporated by reference and are part of the terms of this Second Supplemental Indenture.

Section 2.3.          Execution and Authentication. The Trustee, upon a Company Order and pursuant to the terms of the Base Indenture and this Second Supplemental Indenture, shall authenticate and deliver (i) the Notes for original issue in an initial aggregate principal amount of $600,000,000 and (ii) any Additional Notes for original issue in the amounts specified by the Company. Such Company Order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and, if the Notes are to be Additional Notes, that the Notes are to be Additional Notes and the aggregate principal amount of Notes outstanding on the date of authentication.

Section 2.4.          Depositary for Global Securities. The Depositary for the Notes shall be The Depository Trust Company.

Section 2.5.          Place of Payment. The Place of Payment in respect of the Notes will be Chicago, Illinois, and the Company initially appoints the Corporate Trust Office of the Trustee under the Indenture, which, at the date hereof, is located at 190 S. LaSalle, Chicago, Illinois 60603, as the Office or Agency of the Company for the purposes specified in Section 10.2 of the Base Indenture with respect to the Notes.

Section 2.6.          Redemption by the Company. The Notes may be redeemed at the option of the Company on the terms and conditions set forth in the form of the Note attached hereto as Exhibit A.

Section 2.7.          Covenant Defeasance and Defeasance. In addition to the covenant in Section 8.1 of the Base Indenture, the covenants in Sections 3.1 and 3.2 hereof shall be subject to covenant defeasance (as defined in Section 4.2(3) of the Base Indenture) with respect to the Notes in accordance with Article 4 of the Base Indenture. For the avoidance of doubt, defeasance (as defined in Section 4.2(2) of the Base Indenture) shall also apply to the Notes.

Section 2.8.          Change of Control Repurchase Event. Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem the Notes pursuant to Section 2.6, the Company shall make an offer (a “Change of Control Offer”) to each Holder of the Notes to purchase, at such Holder’s option and on the terms set forth in this Section 2.8, all or a portion (in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof, provided that any remaining principal amount of any Note purchased in part is $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the Change of Control Payment Date (as defined below); provided that, notwithstanding the foregoing, payments of interest on Notes that are due and payable on any Interest Payment Date falling on or prior to a Change of Control Payment Date will be payable to the Holders of Notes registered as such at the close of business on the relevant Regular Record Date.

Within 30 days following the date upon which a Change of Control Repurchase Event shall have occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall be required to give notice to each Holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. In such notice, the Company shall, among other things, generally describe the transaction or transactions that constitute or may constitute the Change of Control and offer to purchase the Notes on the date specified in such notice, which date must be no earlier than 15 days nor later than 60 days from the date such notice is given, other than as may be required by applicable law (the “Change of Control Payment Date”). The notice, if given prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control and the related Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

On any Change of Control Payment Date, the Company shall be required, to the extent lawful, to: (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; (ii) deposit with the Paying Agent for the Notes an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and (iii) deliver or cause to be delivered (including by book-entry transfer, if applicable) the purchased Notes or portions of Notes to the Trustee, accompanied by an Officer’s Certificate stating the aggregate principal amount of Notes accepted by the Company for repurchase.

The Paying Agent shall promptly mail or otherwise deliver to each Holder of Notes properly tendered the purchase price for the Notes, and, in the case of any Note purchased in part, the Trustee, in accordance with the terms of the Indenture, will promptly authenticate and mail (or cause to be transferred by book-entry) to the Holder of such Note a new Note equal in principal amount to any unpurchased portion of the Note purchased in part; provided, that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes or the Indenture, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes or the Indenture by virtue thereof.

The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The Trustee shall not be responsible for monitoring the ratings of the Notes or be charged with knowledge of such ratings.

Article Three

COVENANTS

The covenants in this Article Three shall only apply with respect to the Notes.

Section 3.1.          Restrictions on Liens. (a) The Company shall not issue, assume or guarantee, and shall not permit any Restricted Subsidiary to issue, assume or guarantee, any Indebtedness which is secured by a mortgage, pledge, security interest, lien or encumbrance (any mortgage, pledge, security interest, lien or encumbrance is referred to as a “Lien” or “Liens”) upon any Principal Property, or upon shares of capital stock or evidences of Indebtedness issued by any Restricted Subsidiary and owned by the Company or any Restricted Subsidiary (whether such Principal Property, shares or evidences of Indebtedness are owned as of the date of this Second Supplemental Indenture or later acquired) without effectively providing that the Notes (together with, if the Company shall so determine, any of the Company’s or its Subsidiaries’ other Indebtedness that ranks equally with the Notes) shall be equally and ratably secured by a Lien ranking ratably with and equal to (or at the Company’s option, prior to) such secured Indebtedness. The foregoing restriction shall not apply to Permitted Liens.

(b)            Notwithstanding the restrictions set forth in Section 3.1(a), the Company and any Restricted Subsidiary may issue, assume or guarantee Indebtedness secured by a Lien that would otherwise be subject to the restrictions set forth in Section 3.1(a), without equally and ratably securing the Notes, if at the time of, and immediately after giving effect to, the creation or assumption of any such Lien and the application of the proceeds of the Indebtedness in respect thereof, the aggregate amount of all of the Company’s and its Restricted Subsidiaries’ Indebtedness that are secured by all such Liens that are not Permitted Liens together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted under Section 3.2(1) that are in existence at such time (less the aggregate amount of net proceeds of such Sale and Lease-Back Transactions that have been applied as described in Section 3.2(2)) do not exceed the greater of (x) $350.0 million and (y) 15% of Consolidated Net Tangible Assets. The Company and its Restricted Subsidiaries may also, without equally and ratably securing the Notes, create or assume Indebtedness secured by Liens that renew, substitute or replace (including successive renewals, substitutions or replacements), in whole or in part, any Indebtedness secured by Liens permitted pursuant to the preceding sentence.

Section 3.2.          Restriction on Sale and Lease-Back Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company or a Restricted Subsidiary of any Principal Property, other than any such arrangement involving a lease for a term, including renewal rights thereof, of not more than three years, which Principal Property has been or is to be sold or transferred by the Company or any Restricted Subsidiary to such Person (referred to as a “Sale and Lease-Back Transaction”), unless:

(1)            the Company or such Restricted Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled, pursuant to Section 3.1 hereof, to incur Indebtedness secured by a Lien on the Principal Property to be leased in an amount equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction without equally and ratably securing the Notes; or

(2)            the Company or such Restricted Subsidiary applies or causes to be applied, within 180 days after the effective date of any such Sale and Lease-Back Transaction, an amount equal to the net proceeds from the sale of the Principal Property so leased to either or a combination of (i) the purchase, acquisition, construction or development of property, facilities or equipment used or useful in the business of the Company or any of its Restricted Subsidiaries or (ii) the prepayment or retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of the Notes, the Company’s Funded Indebtedness or Funded Indebtedness of a Restricted Subsidiary ranking on a parity with or senior to the Notes.

The foregoing restrictions will not apply to (a) a Sale and Lease-Back Transaction that is entered into before, at the time of, or within 180 days after the later of the acquisition of the Principal Property or the completion of its construction; or (b) a Sale and Lease-Back Transaction between the Company and any of its Restricted Subsidiaries or between its Restricted Subsidiaries.

Article Four

MISCELLANEOUS

Section 4.1.          Execution as Supplemental Indenture. This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and, as provided in the Base Indenture, this Second Supplemental Indenture forms a part thereof.

Section 4.2.          Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof, or with a provision of the Base Indenture, which is required to be included in this Second Supplemental Indenture, or in the Base Indenture, respectively, by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 4.3.          Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.4.          Successors and Assigns. All covenants and agreements by the Company in this Second Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 4.5.          Separability Clause. In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.6.          Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 4.7.          Execution and Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Exchange of signature pages to this Second Supplemental Indenture and the Notes by facsimile or electronic transmission shall constitute effective execution, delivery of this Second Supplemental Indenture and authentication of the Notes.

The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Second Supplemental Indenture (including, without limitation, the Securities and any Officer’s Certificate) shall be deemed to include electronic signatures, including without limitation, digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the authorized representative), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties, provided that the Trustee has not acted negligently or engaged in willful misconduct in acting on any unauthorized instruction.

Section 4.8.          Governing Law. This Second Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

APTARGROUP, INC.

By:	/s/ Vanessa Kanu
	Name:	Vanessa Kanu
	Title:	Executive Vice President and Chief Financial Officer

U.S. Bank Trust Company, National Association, as Trustee

By:	/s/ Linda Garcia
	Name:	Linda Garcia
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[IF THE SECURITY IS TO BE A GLOBAL SECURITY, INSERT — UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS DEBT SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS DEBT SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY DEBT SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS DEBT SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.]

APTARGROUP, INC.

4.750% Senior Notes due 2031

$[●]
No. [●]	CUSIP No. 038336 AB9
ISIN No. US038336 AB93

APTARGROUP, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [●] DOLLARS ($[●])] [insert this if this is a Global Security: as adjusted on the Schedule of Increases or Decreases in Global Security attached hereto (as the same may be revised from time to time)] on March 30, 2031, and to pay interest thereon from November 20, 2025, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 30 and September 30 in each year (each, an “Interest Payment Date”), commencing March 30, 2026, at the rate of 4.750% per annum, until the principal hereof is paid or made available for payment (which interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in Chicago, Illinois in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or by wire transfer to the Person entitled thereto.

If any Interest Payment Date, the maturity date of the Notes, any Redemption Date or any Change of Control Payment Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no additional interest shall accrue as a result of the delay in payment.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and attested.

Dated: November 20, 2025

APTARGROUP, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within- mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Officer

Dated: November 20, 2025

[FORM OF REVERSE OF NOTE]
APTARGROUP, INC.

4.750% Senior Notes due 2031

1.            This Security is one of a duly authorized issue of Securities of the Company, which authorized issue of Securities is designated the Company’s “4.750% Senior Notes due 2031” (the Securities of the issue so designated is hereinafter called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of March 7, 2022 (the “Base Indenture”), as supplemented by a Second Supplemental Indenture, dated as of November 20, 2025 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The Notes are initially limited in aggregate principal amount to $600,000,000; provided that the Company may from time to time or at any time, without notice to, or the consent of, Holders of the Notes, issue additional Securities that shall increase the aggregate principal amount of, and shall be consolidated and form a single series for all purposes under the Indenture with, the Notes, all as provided for in the Indenture.

2.            Prior to February 28, 2031 (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•	(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points less (b) interest accrued to, but not including, the Redemption Date, and

•	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the Redemption Date.

On or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

Notwithstanding the foregoing, interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the Holders of the Notes as of the close of business on the relevant Regular Record Date in accordance with the Notes and the Indenture.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs:

(a)            The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the following two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

(b)            If on the third Business Day preceding the Redemption Date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount and rounded to three decimal places) of such United States Treasury security at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed.

Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any equity offering or Change of Control, issuance of indebtedness or other transaction or event. The Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), and notice of any redemption may be rescinded at any time if the Company determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). The Company may provide in such notice that payment of the applicable redemption price and the performance of its obligations with respect to such redemption may be performed by another person.

In the case of a partial redemption, selection of the Notes for redemption will be made, in the case of Notes that are Definitive Securities, pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Note of a principal amount of $2,000 or less will be redeemed in part. If any Notes are to be redeemed in part only, the notice of redemption that relates to the Notes shall state the portion of the principal amount of the Notes to be redeemed. A new Security in a principal amount equal to the unredeemed portion of the Notes shall be issued in the name of the Holder of the Notes upon surrender for cancellation of the original Notes. For so long as the Notes are held by a Depositary, the redemption of the Notes shall be done in accordance with the policies and procedures of such Depositary. DTC’s current practice in the case of a partial redemption is to determine by random lottery the amount of interest of each direct participant in the Notes to be redeemed.

Unless the Company defaults in payment of the Redemption Price, interest shall cease to accrue on the Notes or portions thereof called for redemption on and after the Redemption Date.

3.            Upon the occurrence of a Change of Control Repurchase Event, the Company shall be required to make a Change of Control Offer to each Holder of the Notes to purchase, at such Holder’s option, all or a portion of such Holder’s Notes on the terms and conditions set forth in the Indenture.

4.            If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may, depending on the nature of the Event of Default, become automatically due and payable or may be declared due and payable in the manner and with the effect provided in the Indenture.

5.            The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness on this Security and (b) certain covenants upon compliance by the Company with certain conditions, set forth therein, which provisions apply to the Notes.

6.            The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past or existing defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holder of this Security and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

7.            No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

8.            As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

9.            The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

10.            No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

11.            Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

12.            All capitalized terms used but not defined in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

13.            The Securities of this series are not subject to any sinking fund.

14.            The Securities of this series shall be governed by and construed in accordance with the laws of the State of New York.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM –	as tenants in common	UNIF GIFT MIN ACT –	. . .Custodian (Cust) (Minor) Under Uniform Gifts to Minor Act
TEN ENT –	as tenants by the entireties
JT TEN –	as joint tenants with right of survivorship and not as tenants in common
(State)

Additional abbreviations may also be used though not in the above list.

______________________

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Assignee’s legal name)

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address including postal zip code of Assignee)

the within Security of APTARGROUP, INC. and does hereby irrevocably constitute and appoint __________________________________ attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Your Signature:
(Sign exactly as your name appears on the face of this Security)

_______________

[NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The initial principal amount of this Global Security is $[ ]

The following increases or decreases in this Global Security have been made:

Date	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this global Security following such decrease or increase	Signature of authorized signatory of Trustee